EXHIBIT 10.41
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                                 HOUSE OF BLUES
                               "RUN OF THE HOUSE"
                                SUMMER PROMO CDK

1)    BACKGROUND

House of Blues will be running a summer promotion entitled "Run of the House" giving fans the opportunity to win two (2) all access passes to House of Blues venues around the country. The promotion is being supported by online advertising as well as the distribution of 2 million multimedia CDs at the various House of Blues venues during July and August. The CDs, to be produced by CDKnet, will include information on the promotion, with a link to an online entry form, as well as video clips and interviews from House of Blues performances.

Additionally, the CD will include a software installation for a "Music Vflash" that will provide fans with music news, artist info, performance schedules, Web case announcements, etc.


2)   SPONSORSHIP

We are happy to offer PlanetGiving.com sponsorship of the HOB summer promo CDK. Sponsorship includes a presence on the main interface page with links to both local and remote Web pages. We will also include a :15 PlanetGiving.com PSA to be viewed within the CDK Video Player.

Once we determine the scope of the communication points for the PlanetGiving.com pages, you can either develop them in-house or our team can assist.


3)   PRICING

As agreed to previously, PlanetGiving.com will fund the sponsorship at a rate of $0.185 per CD, for a total cost of $370,000.

Your signature below indicates acceptance of the terms of this proposal.



/s/ Russell Kern  6/1/00                           /s/  Victor E. Gatto, Jr.
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Russell Kern                                       Victor E. Gatto, Jr.
ValueFlash.com, Inc.                               ACUSA.com